CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 30, 1999, relating to the financial statements and per share data and ratios of EuroPacific Growth Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Reports to Shareholders" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
May 25, 1999